SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2005

IVORY CAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Colorado	33-24967	84-1087170
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

5459 South Iris Street, Littleton, Colorado	80123
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (303) 932-9998

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 17, 2005, Ivory Capital Corporation (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Chelsea Acquisition Corp., its wholly-owned subsidiary (“Chelsea Merger Sub”), and Chelsea Therapeutics, Inc. (“Chelsea”). Pursuant to the Merger Agreement, Chelsea Merger Sub has agreed to merge with and into Chelsea and the combined entity will be a wholly-owned subsidiary of the Company (the “Merger”). A copy of the Merger Agreement is attached as an exhibit hereto.

Pursuant to the Merger Agreement the Company plans to issue approximately 107,202,778 shares of its common stock to holders of Chelsea common stock and preferred stock. In addition, outstanding options and warrants to purchase capital stock of Chelsea will be exercisable for approximately 15,285,699 shares of the Company’s common stock. After the closing of the Merger, the holders of Chelsea common stock, preferred stock, options and warrants will own or have the rights to acquire 96.75% of the Company’s issued and outstanding common stock (on a fully-diluted basis). The remaining 3.25% of the Company’s issued and outstanding common stock (on a fully-diluted basis) will be held by the Company’s current shareholders. Closing of the Merger is subject to certain conditions including, among other conditions, approval by the stockholders of Chelsea.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger by and among Ivory Capital Corporation, Chelsea Therapeutics, Inc. and Chelsea Acquisition Corp., dated as of January 17, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IVORY CAPITAL CORPORATION

Date: January 20, 2005	/s/ Philip J. Davis
Philip J. Davis,
Chief Executive Officer and Chief Financial Officer